CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)

Global Medium-Term Notes, Series A	$4,621,000	$465.33

(1)          Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated December 16, 2015

(To the Prospectus dated July 19, 2013, the Prospectus Supplement dated July 19, 2013, the

Prospectus Addendum dated February 3, 2015 and the Index Supplement dated July 19, 2013)

Filed Pursuant to Rule 424(b)(2) Registration No. 333-190038

$4,621,000 AutoCallable Notes due June 21, 2017 Linked to the Lesser Performing Index of the S&P 500® Index and the Russell 2000® Index Global Medium-Term Notes, Series A

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof
Initial Valuation Date:	December 16, 2015
Issue Date:	December 21, 2015
Final Valuation Date:*	June 16, 2017
Maturity Date:*	June 21, 2017
Reference Assets:	The S&P 500® Index (the “S&P 500 Index”) and the Russell 2000® Index (the “Russell 2000 Index”), as noted in the following table:

	Reference Asset	Bloomberg Ticker	Initial Level
	S&P 500 Index	SPX <Index>	2,043.41
	Russell 2000 Index	RTY <Index>	1,131.55
The S&P 500 Index and the Russell 2000 Index are each referred to in this pricing supplement as an “Index” and collectively as the “Indices”.
Call Valuation Dates:*	Quarterly, on March 16, 2016, June 16, 2016, September 16, 2016, December 16, 2016 and March 16, 2017
Call Settlement Date*:	The third Business Day after the applicable Call Valuation Date
Digital Percentage:	15.00%
Buffer Percentage:	20.00%
Downside Leverage Factor:	1.25
Payment at Maturity:

If the Notes are not automatically called, and if you hold your Notes to maturity, you will receive on the Maturity Date a cash payment per $1,000 principal amount that you hold (in each case, subject to our credit risk) determined as follows:

•                  If the Index Return of the Lesser Performing Index is equal to or greater than -20.00%, you will receive a cash payment per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x Digital Percentage]

•                  If the Index Return of the Lesser Performing Index is less than -20.00%, you will receive a cash payment per $1,000 principal amount Note that you hold calculated as follows:

$1,000 + [$1,000 x (Index Return of the Lesser Performing Index + Buffer Percentage) x Downside Leverage Factor]

If your Notes are not automatically called, and if the Index Return of the Lesser Performing Index is less than -20.00%, you will lose 1.25% of the principal amount of your Notes for each 1% that the Index Return of the Lesser Performing Index falls below -20.00%. You may lose up to 100% of the principal amount of your Notes.

Any payment on the Notes, including any payment upon an Automatic Call or at maturity, is not guaranteed by any third party and is subject to both the creditworthiness or the Issuer and to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes.  See “Consent to U.K. Bail-in Power” and “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying prospectus addendum for more information.

Consent to U.K. Bail-in Power:	By acquiring the Notes, you acknowledge, agree to be bound by, and consent to the exercise of, any U.K. Bail-in Power. See “Consent to U.K. Bail-in Power” on page PS-1 of this pricing supplement.

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price(1)	Price to Public	Agent’s Commission(2)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	0.05%	99.95%
Total	$4,621,000	$4,621,000	$2,310.50	$4,618,689.50

(1)          Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is $996.90 per Note.  The estimated value is less than the initial issue price of the Notes.  See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-1 of this pricing supplement.

(2)          Barclays Capital Inc. will receive commissions from the Issuer equal to 0.05% of the principal amount of the notes, or $0.50 per $1,000 principal amount, and will use these commissions to pay selling concessions or fees (including custodial or clearing fees) to other dealers. Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.

Investing in the Notes involves a number of risks.  See “Risk Factors” beginning on page S-6 of the prospectus supplement and on page PA-1 of the prospectus addendum and “Selected Risk Considerations” beginning on page PS-8 of this pricing supplement.

We may use this pricing supplement in the initial sale of Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes will not be listed on any U.S. securities exchange or quotation system.  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Terms of the Notes, Continued

Automatic Call:

If, on any Call Valuation Date, the Closing Level of each Index is equal to or greater than its respective Initial Level, the Notes will be automatically called for a cash payment per $1,000 principal amount Note equal to the applicable Call Price payable on the applicable Call Settlement Date. No further amounts will be owed to you under the Notes after the Notes have been automatically called.

Call Price:

For every $1,000 principal amount Note, an amount equal to $1,000 plus a call premium calculated as follows:

•                   2.50% x $1,000, or $25.00, if the Notes are automatically called in respect of the first Call Valuation Date

•                   5.00% x $1,000, or $50.00, if the Notes are automatically called in respect of the second Call Valuation Date

•                   7.50% x $1,000, or $75.00, if the Notes are automatically called in respect of the third Call Valuation Date

•                   10.00% x $1,000, or $100.00, if the Notes are automatically called in respect of the fourth Call Valuation Date

•                   12.50% x $1,000, or $125.00, if the Notes are automatically called in respect of the fifth Call Valuation Date

Initial Level:**	With respect to an Index, the Closing Level on December 15, 2015, as set forth in the table above
Final Level:	With respect to an Index, the Closing Level on the Final Valuation Date
Index Return:	With respect to an Index, the performance of such Index from its Initial Level to its Final Level, calculated as follows: Final Level – Initial Level Initial Level
Lesser Performing Index:	The Index with the lower Index Return, as calculated in the manner set forth above
Closing Level:

With respect to an Index, on any date, the official closing level of the Index published at the regular weekday close of trading on that day as displayed on the applicable Bloomberg Professional® service page noted above or any successor page on Bloomberg Professional® service or any successor service, as applicable (rounded to two decimal places, if applicable)

In certain circumstances, the closing level of an Index will be based on the alternate calculation of the Index as described in “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” of the accompanying prospectus supplement

Reference Asset Business Day:

A day that is a scheduled trading day with respect to each Index

The term “scheduled trading day”, with respect to each Index, has the meaning set forth under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the accompanying prospectus supplement.

Calculation Agent:	Barclays Bank PLC
CUSIP/ISIN:	06741UZ64 / US06741UZ644

*                  Subject to postponement, as described under “Selected Purchase Considerations—Reference Asset Business Days and Market Disruption Events” in this pricing supplement

**            For the avoidance of doubt, the Initial Level for each Index set forth in the table above is equal to the Closing Level of such Index on December 15, 2015. The Initial Levels of the Indices are not based on the level of either Index at any time on the Initial Valuation Date. The Initial Valuation Date, as used in this pricing supplement, refers to the date on which the Notes were initially priced for sale to the public.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013, the prospectus addendum dated February 3, 2015 and the index supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part.  This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, the prospectus addendum and the index supplement, as the Notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•                  Prospectus dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•                  Prospectus Supplement dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

•                  Prospectus Addendum dated February 3, 2015:

http://www.sec.gov/Archives/edgar/data/312070/000119312515031134/d864437d424b3.htm

•                  Index Supplement dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295727/d570220d424b3.htm

Our SEC file number is 1-10257.  As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates.  Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market.  Our estimated value on the Initial Valuation Date is based on our internal funding rates.  Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is less than the initial issue price of the Notes.  The difference between the initial issue price of the Notes and our estimated value of the Notes results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately three months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes.  We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes.  The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS-8 of this pricing supplement.

CONSENT TO U.K. BAIL-IN POWER

Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the Issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity. Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any U.K. Bail-in Power.  The U.K. Bail-in Power includes any statutory write-down and conversion power, which allows for the cancellation of all, or a portion, of any amounts payable on the Notes, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the Notes, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the Notes. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the Notes or receive a different security, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the Notes.

By your acquisition of the Notes, you acknowledge, agree to be bound by, and consent to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

This is only a summary. For more information, please see “Selected Risk Considerations—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement and the full definition of “U.K. Bail-in Power” as well as the risk factors in the accompanying prospectus addendum.

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE ON THE NOTES

The following examples demonstrate how the payment (if any) upon early redemption or maturity of the Notes will be calculated under various circumstances. The numbers set forth in the following examples are purely hypothetical and have been rounded for eases of reference. We cannot predict the Closing Level of either Index on any Call Valuation Date or the Final Valuation Date (as applicable). The following examples do not take into account any tax consequences of investing in the Notes.

In addition, these examples make the following key assumptions:

¡                 Hypothetical Initial Level of each Index: 100.00*

¡                 Buffer Percentage: 20.00%

¡                 Downside Leverage Factor: 1.25

¡                 Digital Percentage: 15.00%

¡                 Call Price per $1,000 principal amount Note: $1,025.00 (if called on the first Call Valuation Date), $1,050.00 (if called on the second Call Valuation Date), $1,075.00 (if called on the third Call Valuation Date), $1,100.00 (if called on the fourth Call Valuation Date) and $1,125.00 (if called on the fifth Call Valuation Date)

*The hypothetical Initial Level of 100.00 for each Index has been chosen for illustrative purposes only and does not represent an actual likely Initial Level for either Index. The actual Initial Level for each Index is as set forth on the cover page of this pricing supplement.

Examples Where the Notes are Automatically Called Prior to Maturity

Example 1: The Notes are automatically called on the first Call Valuation Date.

	Closing Level
Index	First Call Valuation Date	Second Call Valuation Date	Third Call Valuation Date	Fourth Call Valuation Date	Fifth Call Valuation Date	Final Valuation Date
S&P 500 Index	105.00	N/A	N/A	N/A	N/A	N/A
Russell 2000 Index	115.00	N/A	N/A	N/A	N/A	N/A

Because the Closing Level of each Index is equal to or greater than its respective Initial Level on the first Call Valuation Date, the Notes are automatically called and you will receive on the Call Settlement Date the applicable Call Price of $1,025.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 x 2.50%] = $1,025.00

The return on investment of the Notes is 2.50%.

The Notes will cease to be outstanding after the related Call Settlement Date and you will not receive any further payments on the Notes.

Example 2: The Notes are automatically called on the third Call Valuation Date.

	Closing Level
Index	First Call Valuation Date	Second Call Valuation Date	Third Call Valuation Date	Fourth Call Valuation Date	Fifth Call Valuation Date	Final Valuation Date
S&P 500 Index	85.00	105.00	120.00	N/A	N/A	N/A
Russell 2000 Index	115.00	90.00	110.00	N/A	N/A	N/A

Because the Closing Level of at least one Index is less than its Initial Level on the first and second Call Valuation Dates, the Notes are not automatically called on either such date.

Because the Closing Level of each Index is equal to or greater than its respective Initial Level on the third Call Valuation Date, the Notes are automatically called and you will receive on the Call Settlement Date the applicable Call Price of $1,075.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 x 7.50%] = $1,075.00

The return on investment of the Notes is 7.50%.

The Notes will cease to be outstanding after the related Call Settlement Date and you will not receive any further payments on the Notes.

Example 3: The Notes are automatically called on the fifth Call Valuation Date.

	Closing Level
Index	First Call Valuation Date	Second Call Valuation Date	Third Call Valuation Date	Fourth Call Valuation Date	Fifth Call Valuation Date	Final Valuation Date
S&P 500 Index	85.00	105.00	90.00	87.00	103.00	N/A
Russell 2000 Index	115.00	90.00	85.00	105.00	110.00	N/A

Because the Closing Level of at least one Index is less than its Initial Level on the first, second, third and fourth Call Valuation Dates, the Notes are not automatically called on either such date.

Because the Closing Level of each Index is equal to or greater than its respective Initial Level on the fifth Call Valuation Date, the Notes are automatically called and you will receive on the Call Settlement Date the applicable Call Price of $1,125.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 x 12.50%] = $1,125.00

The return on investment of the Notes is 12.50%.

The Notes will cease to be outstanding after the related Call Settlement Date and you will not receive any further payments on the Notes.

Examples Where the Notes are Not Automatically Called Prior to Maturity

Example 1: The Notes are not automatically called and the Index Return of the Lesser Performing Index is equal to or greater than -20.00%.

	Closing Level
Index	First Call Valuation Date	Second Call Valuation Date	Third Call Valuation Date	Fourth Call Valuation Date	Fifth Call Valuation Date	Final Valuation Date
S&P 500 Index	95.00	90.00	110.00	95.00	87.00	103.00
Russell 2000 Index	105.00	85.00	80.00	85.00	105.00	85.00

Because the Closing Level of at least one Index is less than its Initial Level each Call Valuation Date, the Notes are not automatically called on any such date.

Because the Russell 2000 Index has the lower Index Return on the Final Valuation Date, the Russell 2000 Index is the Lesser Performing Index. Because the Index Return of the Lesser Performing Index on the Final Valuation Date is not less than -20.00%, you will receive a payment at maturity of $1,150.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 x Digital Percentage]

$1,000 + [$1,000 x 15.00%] = $1,150.00

The return on investment of the Notes is 15.00%.

Example 2: The Notes are not automatically called and the Index Return of the Lesser Performing Index is less than -20.00%.

	Closing Level
Index	First Call Valuation Date	Second Call Valuation Date	Third Call Valuation Date	Fourth Call Valuation Date	Fifth Call Valuation Date	Final Valuation Date
S&P 500 Index	85.00	105.00	80.00	95.00	87.00	103.00
Russell 2000 Index	75.00	70.00	90.00	85.00	105.00	60.00

Because the Closing Level of at least one Index is less than its Initial Level each Call Valuation Date, the Notes are not automatically called on any such date.

Because the Russell 2000 Index has the lower Index Return on the Final Valuation Date, the Russell 2000 Index is the Lesser Performing Index. Because the Index Return of the Lesser Performing Index on the Final Valuation Date is less than -20.00%, you will receive a payment at maturity of $750.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 x (Index Return of the Lesser Performing Index + Buffer Percentage) x Downside Leverage Factor]

$1,000 + [$1,000 x (-40.00% + 20.00%) x 1.25] = $750.00

The return on investment of the Notes is -25.00%.

Additional Examples of Amounts Payable at Maturity

The following table and examples are based upon the assumptions set forth above and further assume that the Notes were not automatically called prior to maturity pursuant to the “Automatic Call” provisions described on the cover page of this pricing supplement. These examples demonstrate hypothetical examples of amounts payable on the Notes at maturity given these assumptions.

Final Level		Index Return
S&P 500 Index	Russell 2000 Index	S&P 500 Index	Russell 2000 Index	Index Return of Lesser Performing Index	Payment at Maturity (per $1,000 principal amount Note)
150.00	165.00	50.00%	65.00%	50.00%	$1,150.00
140.00	155.00	40.00%	55.00%	40.00%	$1,150.00
160.00	130.00	60.00%	30.00%	30.00%	$1,150.00
120.00	150.00	20.00%	50.00%	20.00%	$1,150.00
110.00	135.00	10.00%	35.00%	10.00%	$1,150.00
105.00	100.00	5.00%	0.00%	0.00%	$1,150.00
105.00	95.00	5.00%	-5.00%	-5.00%	$1,150.00
90.00	105.00	-10.00%	5.00%	-10.00%	$1,150.00
100.00	80.00	0.00%	-20.00%	-20.00%	$1,150.00
120.00	70.00	20.00%	-30.00%	-30.00%	$875.00
120.00	60.00	20.00%	-40.00%	-40.00%	$750.00
50.00	60.00	-50.00%	-40.00%	-50.00%	$625.00
120.00	40.00	20.00%	-60.00%	-60.00%	$500.00
115.00	30.00	15.00%	-70.00%	-70.00%	$375.00
20.00	90.00	-80.00%	-10.00%	-80.00%	$250.00
10.00	35.00	-90.00%	-65.00%	-90.00%	$125.00
102.00	0.00	2.00%	-100.00%	-100.00%	$0.00

Example 1: The Final Level of the S&P 500 Index is 110.00 and the Final Level of the Russell 2000 Index is 135.00.

Because the S&P 500 Index has the lower Index Return, the S&P 500 Index is the Lesser Performing Index. Accordingly, the Index Return of the Lesser Performing Index is not less than -20.00%, and you will receive a payment at maturity of $1,150.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 x Digital Percentage]

$1,000 + [$1,000 x 15.00%] = $1,150.00

The return on investment of the Notes is 15.00%.

Example 2: The Final Level of the S&P 500 Index is 90.00 and the Final Level of the Russell 2000 Index is 105.00.

Because the S&P 500 Index has the lower Index Return, the S&P 500 Index is the Lesser Performing Index. Accordingly, the Index Return of the Lesser Performing Index is not less than -20.00%, and you will receive a payment at maturity of $1,150.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 x Digital Percentage]

$1,000 + [$1,000 x 15.00%] = $1,150.00

The return on investment of the Notes is 15.00%.

Example 3: The Final Level of the S&P 500 Index is 120.00 and the Final Level of the Russell 2000 Index is 70.00.

Because the Russell 2000 Index has the lower Index Return, the Russell 2000 Index is the Lesser Performing Index. Because the Index Return of the Lesser Performing Index is less than -20.00%, you will receive a payment at maturity of $875.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 x (Index Return of the Lesser Performing Index + Buffer Percentage) x Downside Leverage Factor]

$1,000 + [$1,000 x (-30.00% + 20.00%) x 1.25] = $875.00

The return on investment of the Notes is -12.50%.

Example 4: The Final Level of the S&P 500 Index is 50.00 and the Final Level of the Russell 2000 Index is 60.00.

Because the S&P 500 Index has the lower Index Return, the S&P 500 Index is the Lesser Performing Index. Because the Index Return of the Lesser Performing Index is less than -20.00%, you will receive a payment at maturity of $625.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 x (Index Return of the Lesser Performing Index + Buffer Percentage) x Downside Leverage Factor]

$1,000 + [$1,000 x (-50.00% + 20.00%) x 1.25] = $625.00

The return on investment of the Notes is -37.50%.

Examples 3 and 4 above demonstrate that you will lose some or all of the principal amount of your Notes unless the Index Return of each Index exceeds -20.00%. Examples 3 and 4 further demonstrate that your investment in the Notes will be exposed on an accelerated basis to the Index Return of the Lesser Performing Index if the Index Return of such Index falls below -20.00%, regardless of the performance of the other Index.  You will lose 1.25% of the principal amount of your Notes for every 1% that the Index Return of the Lesser Performing Index falls below -20.00% and you will not benefit in any way from the Index Return of the other Index being higher than the Index Return of the Lesser Performing Index.

If your Notes are not automatically called, you may lose up to 100% of the principal amount of your Notes.

SELECTED PURCHASE CONSIDERATIONS

•                  Reference Asset Business Days Market Disruption Events—The Call Valuation Dates, the Final Valuation Date and the Maturity Date are subject to postponement in the event that a scheduled Call Valuation Date or the Final Valuation Date (as applicable) is not a Reference Asset Business Day or if a Market Disruption Event occurs or is continuing with respect to either Index on such date.

If a scheduled Call Valuation Date or the Final Valuation Date is not a Reference Asset Business Day, the Call Valuation Date or the Final Valuation Date (as applicable) will be the next following Reference Asset Business Day. If the Calculation Agent determines that a Market Disruption Event occurs with respect to either Index on a scheduled Call Valuation Date or the Final Valuation Date, the Call Valuation Date or the Final Valuation Date (as applicable) will be postponed.  If such postponement occurs, the Closing Levels of the Indices shall be determined using the Closing Levels on the first following Reference Asset Business Day on which no Market Disruption Event occurs or is continuing with respect to either Index. In no event, however, will a Call Valuation Date or the Final Valuation Date be postponed by more than five Reference Asset Business Days.  If the Calculation Agent determines that a Market Disruption Event occurs or is continuing in respect of either Index on such fifth day, the Calculation Agent will determine the Closing Level of any Index unaffected by such Market Disruption Event using the Closing Level on such fifth day, and will make an estimate of the Closing Level of any Index affected by such Market Disruption Event that would have prevailed on such fifth day in the absence of such Market Disruption Event.

In the event that a Call Valuation Date is postponed and the Notes are automatically called, the Call Settlement Date will be the third Business Day following the Call Valuation Date. If the Final Valuation Date is postponed, the Maturity Date will be postponed such that the number of business days between the Final Valuation Date to the Maturity Date remains the same.

Notwithstanding anything to the contrary in the accompanying prospectus supplement, the Call Valuation Dates and the Final Valuation Date (as applicable) may be postponed by up to five Reference Asset Business Days, as described above.

For a description of what constitutes a Market Disruption Event with respect to each Index, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the accompanying prospectus supplement.

•                  Adjustments to the Indices—The Indices are subject to adjustment in various circumstances, as described under “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index” in the accompanying prospectus supplement.

•                  Downside Exposure to the Indices—The S&P 500 Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. The Russell 2000 Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For more information about the Indices, please see “Information Regarding the Indices” in this pricing supplement.

•                  Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below.  The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.  Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described below.  This opinion assumes that the description of the terms of the Notes in this pricing supplement is materially correct.

The U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below.  Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled derivative contract with respect to the Indices.  If your Notes are so treated, you should generally recognize capital gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes.  Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year, and otherwise should generally be short-term capital gain or loss.  Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

Alternative Treatments.  As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect.  Other alternative treatments for your Notes may also be possible under current law.  For example, it is possible that the Notes could be treated as a debt instrument that is subject to the special tax rules governing contingent payment debt instruments.  If your Notes are so treated, you would be required to accrue interest income over the term of your Notes and you would recognize gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes.  Any gain you recognize upon the sale, redemption or maturity of your Notes would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your Notes, and thereafter would be capital loss.

It is also possible that your Notes could be treated as an investment unit consisting of (i) a debt instrument that is issued to you by us and (ii) a put option in respect of the Indices that is issued by you to us.  You should consult your tax advisor as to the possible consequences of this alternative treatment.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” in the accompanying prospectus supplement.  You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.  For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this pricing supplement.

Non-U.S. Holders.  The following replaces the discussion of Section 871(m) of the Internal Revenue Code in the accompanying prospectus supplement under “Certain U.S. Federal Income Tax Considerations—Tax Treatment of Non-U.S. Holders.”  The Treasury Department has issued regulations under Section 871(m) of the Internal Revenue Code which impose U.S. federal withholding tax on “dividend equivalent” payments made on certain financial instruments linked to U.S. corporations (which the regulations refer to as “specified ELIs”) that are owned by non-U.S. holders.  However, the regulations do not apply to “specified ELIs” issued prior to January 1, 2017;  accordingly, non-U.S. holders of the Notes will not be subject to tax under Section 871(m) of the Internal Revenue Code.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the Indices or their components.  These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement prospectus addendum and index supplement, including the risk factors discussed under the following headings of the prospectus supplement (unless otherwise noted):

•                  “Risk Factors—Risks Relating to All Securities”;

•                  “Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•                  “Risk Factors—Additional Risks Relating to Securities with More Than One Reference Asset, Where the Performance of the Security Is Based on the Performance of Only One Reference Asset”;

•                  “Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

•                  “Risk Factors—Additional Risks Relating to Securities Which We May Call or Redeem (Automatically or Otherwise);

•                  “Risk Factors—Additional Risks Relating to Securities Which Contain a Multiplier”.

•                  “Risk Factors—Additional Risks Relating to Notes Which Pay No Interest or Pay Interest at a Low Rate”; and

•                  “Risk Factors—Under The Terms of the Notes, You Have Agreed To Be Bound By The Exercise of Any U.K. Bail-in Power By The Relevant U.K. Resolution Authority” (in the accompanying prospectus addendum).

In addition to the risks described above, you should consider the following:

•                  You May Be Exposed to any Decline in the Lesser Performing Index on an Accelerated Basis; You May Lose Up to 100% of Your Principal —The Notes do not guarantee any return of principal.  If the Lesser Performing Index declines by more than 20.00% from its Initial Level to its Final Level, you will lose 1.25% of the principal amount of your Notes for every 1% that the Index Return of the Lesser Performing Index falls below -20.00%  You may lose up to 100% of the principal amount of your Notes.

•                  Potential Return Limited to the Applicable Call Premium—If the Notes are automatically called with respect to any Call Valuation Date, you will receive the applicable Call Price on the relevant Call Settlement Date, as described on the cover page of this pricing supplement. You will not participate in any appreciation of the Indices above the return represented by the applicable Call Price, which may be significant.

•                  If Your Notes are not Automatically Called, You Will Lose Some or All of the Principal Amount of Your Notes at Maturity Unless the Index Return of Each Index Equals or Exceeds -20.00%—The payment at maturity on your Notes will be less than the principal amount of your Notes unless the Index Return of each Index equals or exceeds -20.00%. As described above, if the Index Return of the Lesser Performing Index is less than -20.00%, you will lose 1.25% of the principal amount of your Notes for every 1% that the Index Return of the Lesser Performing Index falls below -20.00%.

•                  Potential Early Exit—While the original term of the Notes is as indicated on the cover page of this pricing supplement, the Notes will be automatically called if the Closing Level of each Index on any Call Valuation Date is equal to its respective Initial Level. Accordingly, the term of the Notes may be as short as approximately three months.

In the event than an Automatic Call occurs on any of the first five Call Valuation Dates, you may not be able to reinvest any amounts received on the Call Settlement Date in a comparable investment with similar risk and yield. No further payments will be made on the Notes after the relevant Call Settlement Date.  The “automatic call” feature may also adversely impact your ability to sell your Notes and the price at which they may be sold.

•                  Whether or Not the Notes Will be Automatically Called Will Not be Based on the Levels of the Indices at Any Time Other than the Closing Levels on the applicable Call Valuation Date—Whether or not the Notes are automatically called pursuant to the “Automatic Call” provisions will be based solely on the Closing Levels of the Indices on each Call Valuation Date.  Accordingly, if the level of any Index drops on any Call Valuation Date such that the Closing Level of any Index on such date falls below its respective Call Level, your Notes will not be called on the relevant Call Valuation Date.

•                  If Your Notes Are Not Automatically Called, the Payment at Maturity is Not Based on the Level of any Index at any Time Other than the Closing Level of the Lesser Performing Index on the Final Valuation Date—The Final Levels and the Index Returns of the Indices (and, accordingly, the Index Returns of the Lesser Performing Index), will be based solely on the Closing Levels of the Indices on the Final Valuation Date.  Accordingly, if the level of the Lesser Performing Index drops precipitously on the Final Valuation Date, the payment at maturity that you will receive, if any, will be significantly less than it would have been had your payment at maturity been linked to the level of such Index at a time prior to such drop.

If your Notes are not automatically called, your payment at maturity will be based solely on the Index Return of the Lesser Performing Index.  If the Index Return of the Lesser Performing Index is less than -20.00%, you will lose 1.25% of the principal amount of your Notes for every 1% that the Index Return of the Lesser Performing Index falls below -20.00%. You may lose up to 100% of the principal amount of your Notes.  Your losses will not be limited in any way by virtue of the Index Return of the other Index being higher than the Index Return of the Lesser Performing Index.

•                  Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Notes, including any payment upon an Automatic Call or at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party.  In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•                  You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority—Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the Issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity.  Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any Bail-in Power.  The U.K. Bail-in Power includes any statutory write-down and conversion power which allows for the cancellation of all, or a portion, of any amounts payable on the Notes, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the Notes, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the Notes. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the Notes or receive a different security, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the Notes.

By your acquisition of the Notes, you acknowledge, agree to be bound by, and consent to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the indenture relating to the Notes) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. Accordingly, your rights as a holder of the Notes are subject to, and will be varied, if necessary, so as to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. Please see “Consent to U.K. Bail-in Power” in this pricing supplement and the risk factors in the accompanying prospectus addendum for more information.

•                  No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of stocks comprising either Index would have.

•                  Historical Performance of the Indices Should Not Be Taken as Any Indication of the Future Performance of the Indices Over the Term of the Notes—The historical performance of an Index is not an indication of the future performance of that Index over the term of the Notes.  The historical correlation between Indices is not an indication of the future correlation between them over the term of the Notes.  Therefore, the performance of the Indices individually or in comparison to each other over the term of the Notes may bear no relation or resemblance to the historical performance of any Index.

•                  The Notes are Subject to Risks Associated with Small Capitalization Stocks—The Russell 2000 Index is intended to track the small capitalization segment of the U.S. equity market. The stock prices of smaller sized companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies may be less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

•                  The Estimated Value of Your Notes is Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is lower than the initial issue price of your Notes.  The difference between the initial issue price of your Notes and the estimated value of the Notes is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•                  The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates.  Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market.  As a result of this difference, the estimated value referenced above might be lower if such estimated value was based on the levels at which our benchmark debt securities trade in the secondary market.

•                  The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize.  These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market.  As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•                  The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do).  The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes.  Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes.  As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•                  The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes.  The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•                  We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest—We and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.  Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments.  We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes.  Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Notes.  Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Notes.  Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes.  We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities.

•                  Additional Potential Conflicts—In addition to the variety of roles that we and our affiliates play in connection with the issuance of the Notes described above, we also act as calculation agent and may enter into transactions to hedge our obligations under the Notes.  In performing these varied duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•                  Lack of Liquidity—The Notes will not be listed on any securities exchange.  Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice.  Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.  The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•                  Suitability of the Notes for Investment—You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the prospectus supplement, the prospectus, the prospectus addendum and the index supplement. Neither the Issuer nor Barclays Capital Inc. nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

•                  Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above.  As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Notes should be treated as ordinary income.  Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts.  While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case require you to accrue income over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until redemption or maturity.  The outcome of this process is uncertain.  You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•                  Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the levels of the Indices on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o                 the expected volatility of the Indices and the stocks underlying the Indices;

o                 the time to maturity of the Notes;

o                 the market price and dividend rate on the stocks underlying the Indices;

o                 interest and yield rates in the market generally;

o                 a variety of economic, financial, political, regulatory or judicial events;

o                 supply and demand for the Notes; and

o                 our creditworthiness, including actual or anticipated downgrades in our credit ratings.

INFORMATION REGARDING THE INDICES

The S&P 500 Index

As noted above, the S&P 500 Index is intended to provide an indication of the pattern of stock price movement in the U.S. equities market. The daily calculation of the level of the S&P 500 Index, discussed in further detail in the accompanying index supplement, is based on the aggregate market value of the common stocks of 500 leading companies in leading industries of the U.S. economy as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.

For more information about the S&P 500 Index, the index sponsor and license agreement between the index sponsor and the Issuer, as well as certain risk factors that you should consider, see “Non-Proprietary Indices—Equity Indices—S&P 500® Index” and “Risk Factors” on page IS-36 and IS-2, respectively, of the accompanying index supplement.

Historical Performance of the S&P 500 Index

You should not take the historical levels of the S&P 500 Index as an indication of the future performance of the S&P 500 Index. The level of the S&P 500 Index has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the level during any period shown below is not an indication that the  S&P 500 Index is more or less likely to increase or decrease at any time during the life of the Notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the S&P 500 Index. The actual performance of the S&P 500 Index over the life of the Notes, as well as the payment at maturity, may bear little relation to the historical levels shown below.

The table below shows the high, low and final Closing Level of the S&P 500 Index for each of the periods noted below. We obtained the Closing Levels listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2008	1,447.16	1,273.37	1,322.70
June 30, 2008	1,426.63	1,278.38	1,280.00
September 30, 2008	1,305.32	1,106.39	1,166.36
December 31, 2008	1,161.06	752.44	903.25
March 31, 2009	934.70	676.53	797.87
June 30, 2009	946.21	811.08	919.32
September 30, 2009	1,071.66	879.13	1,057.08
December 31, 2009	1,127.78	1,025.21	1,115.10
March 31, 2010	1,174.17	1,056.74	1,169.43
June 30, 2010	1,217.28	1,030.71	1,030.71
September 30, 2010	1,148.67	1,022.58	1,141.20
December 31, 2010	1,259.78	1,137.03	1,257.64
March 31, 2011	1,343.01	1,256.88	1,325.83
June 30, 2011	1,363.61	1,265.42	1,320.64
September 30, 2011	1,353.22	1,119.46	1,131.42
December 31, 2011	1,285.09	1,099.23	1,257.60
March 31, 2012	1,416.51	1,277.06	1,408.47
June 30, 2012	1,419.04	1,278.04	1,362.16
September 30, 2012	1,465.77	1,334.76	1,440.67
December 31, 2012	1,461.40	1,353.33	1,426.19
March 31, 2013	1,569.19	1,457.15	1,569.19
June 30, 2013	1,669.16	1,541.61	1,606.28
September 30, 2013	1,725.52	1,614.08	1,681.55
December 31, 2013	1,848.36	1,655.45	1,848.36
March 31, 2014	1,878.04	1,741.89	1,872.34
June 30, 2014	1,962.87	1,815.69	1,960.23
September 30, 2014	2,011.36	1,909.57	1,972.29
December 31, 2014	2,090.57	1,862.49	2,058.90
March 31, 2015	2,117.39	1,992.67	2,067.89
June 30, 2015	2,130.82	2,057.64	2,063.11
September 30, 2015	2,128.28	1,867.61	1,920.03
December 16, 2015*	2,109.79	1,923.82	2,073.07

* For the period beginning on October 1, 2015 and ending on December 16, 2015

The following graph sets forth the historical performance of the S&P 500 Index the based on daily Closing Levels from January 1, 2008 through December 16, 2015. The Closing Level of the S&P 500 Index on December 16, 2015 was 2,073.07.

Historical Performance of the S&P 500® Index

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

The Russell 2000® Index

As noted above, the Russell 2000 Index is designed to track the performance of the small capitalization segment of the U.S. equity market.

For more information about the Russell 2000 Index, the index sponsor and license agreement between the index sponsor and the Issuer, as well as certain risk factors that you should consider, see “Reference Assets—Non-Proprietary Indices—Equity Indices—Russell 2000® Index” and “Risk Factors” on page IS-31 and IS-2, respectively, of the accompanying index supplement.

Historical Performance of the Russell 2000 Index

You should not take the historical levels of the Russell 2000 Index as an indication of the future performance of the Russell 2000 Index. The level of the Russell 2000 Index has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the level of the Russell 2000 Index during any period shown below is not an indication that the Russell 2000 Index is more or less likely to increase or decrease at any time during the life of the Notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the Russell 2000 Index. The actual performance of the Russell 2000 Index over the life of the Notes, as well as the payment at maturity, may bear little relation to the historical levels shown below.

The table below shows the high, low and final Closing Level of the Russell 2000 Index for each of the periods noted below.  We obtained the Closing Levels listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2008	753.55	643.97	687.97
June 30, 2008	763.27	686.07	689.66
September 30, 2008	754.38	657.72	679.58
December 31, 2008	671.59	385.31	499.45
March 31, 2009	514.71	343.26	422.75
June 30, 2009	531.68	429.16	508.28
September 30, 2009	620.69	479.27	604.28
December 31, 2009	634.07	562.40	625.39
March 31, 2010	690.30	586.49	678.64
June 30, 2010	741.92	609.49	609.49
September 30, 2010	677.64	590.03	676.14
December 31, 2010	792.35	669.45	783.65
March 31, 2011	843.55	773.18	843.55
June 30, 2011	865.29	777.20	827.43
September 30, 2011	858.11	643.42	644.16
December 31, 2011	765.43	609.49	740.92
March 31, 2012	846.13	747.28	830.30
June 30, 2012	840.63	737.24	798.49
September 30, 2012	864.70	767.75	837.45
December 31, 2012	852.49	769.48	849.35
March 31, 2013	953.07	872.60	951.54
June 30, 2013	999.99	901.51	977.48
September 30, 2013	1,078.41	989.54	1,073.79
December 31, 2013	1,163.64	1,043.46	1,163.64
March 31, 2014	1,208.65	1,093.59	1,173.04
June 30, 2014	1,192.96	1,095.99	1,192.96
September 30, 2014	1,208.15	1,101.68	1,101.68
December 31, 2014	1,219.11	1,049.30	1,204.70
March 31, 2015	1,266.37	1,154.71	1,252.77
June 30, 2015	1,295.80	1,215.42	1,253.95
September 30, 2015	1,273.33	1,083.91	1,100.69
December 16, 2015*	1,204.16	1,097.55	1,148.97

*For the period beginning on October 1, 2015 and ending December 16, 2015

The following graph sets forth the historical performance of Russell 2000 Index the based on daily Closing Levels from January 1, 2008 through December 16, 2015.  The Closing Level of the Russell 2000 Index on December 16, 2015 was 1,148.97.

Historical Performance of the Russell 2000® Index

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent commits to take and pay for all of the Notes, if any are taken.